Exhibit 99.1
October 1, 2018

Dear Stockholder,

Thank you for your investment in Carter Validus Mission Critical REIT, Inc. We are writing today to provide you with an update regarding your investment, including information regarding the estimated net asset value (“NAV”) per share of our common stock recently determined by our board of directors (the “Board”).

On September 27, 2018, the Board, upon the recommendation of the audit committee of the Board, which is comprised solely of independent directors (the “Committee”), approved an estimated per share NAV of our common stock of $5.33 (the “Estimated Per Share NAV”). The Board determined the Estimated Per Share NAV to assist broker-dealers that participated in our offering in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by FINRA, with respect to customer account statements. The Board engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm, to calculate the Estimated Per Share NAV and provide an appraised value on 42 of the 62 properties in our real estate portfolio as of June 30, 2018.

In calculating the Estimated Per Share NAV, Stanger also considered (i) appraisal reports prepared by a third party, other than Stanger, on 18 properties with valuation dates ranging from February 16, 2018 to February 22, 2018, (ii) the then pending disposition price for two properties pursuant to purchase and sale agreements, net of estimated transaction costs, (iii) Stanger’s estimated value of our secured notes payable, (iv) Stanger’s value estimate with respect to our consolidated joint venture and unconsolidated joint venture, (v) Stanger’s estimate of Carter/Validus Advisors, LLC’s (the “Advisor”) subordinated participation in net sales proceeds due upon liquidation of our portfolio, (vi) the Advisor’s adjusted carrying value of our other assets and liabilities, and (vii) the carrying value of our unsecured credit facility. The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Board directed the Committee to review Stanger’s valuation analysis and estimates and recommend the Estimated Per Share NAV to the Board; however, the determination of the Estimated Per Share NAV was solely the decision of the Board.

Your account statement for the quarter ended June 30, 2018, reflected, and your account statement for the quarter ended September 30, 2018 will reflect, the Estimated Per Share NAV of $6.26. Your future quarterly account statements, however, will reflect the estimated Per Share NAV of $5.33.

If you participate in our distribution reinvestment plan (the “DRIP”), under which your distributions are reinvested in additional shares of our common stock, your distributions accrued from September 1, 2018 through September 30, 2018 will be reinvested at $6.26 per share. Beginning with distributions that will accrue in October 2018, your distributions will be reinvested at $5.33 per share, which equals the Estimated Per Share NAV.

In accordance with our Amended and Restated Share Repurchase Program (the “Amended &

Restated SRP”), the per share repurchase price will be based on the most recent estimated value of the shares as follows: after one year from the purchase date, 92.5% of the most recent estimated value of each share; after two years from the purchase date, 95% of the most recent estimated value of each share; after three years from the purchase date, 97.5% of the most recent estimated value of each share; and after four years from the purchase date, 100% of the most recent estimated value of each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). As a result of the Board’s determination of the Estimated Per Share NAV, $5.33 shall serve as the most recent estimated value for purposes of the Amended & Restated SRP.
For a full description of the Amended & Restated SRP, please see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission (the "SEC") on July 30, 2018.

The table below sets forth the calculation of the decline in the Estimated Per Share NAV from September 30, 2017 at $9.26 to June 30, 2018 at $5.33:

	$	%
Estimated Per Share NAV, September 30, 2017	$9.26
Change in Portfolio Real Estate Value (1)	(0.47)	(11.9)%
Other Offsets (2)	(0.46)	(11.7)%
Special Distribution (3)	(3.00)	(76.4)%
Total Decline	(3.93)	(100)%
Estimated Per Share NAV, June 30, 2018	$5.33

(1)
While the change in Portfolio Real Estate Value above represents the change in the aggregate value of 62 properties owned by us as of June 30, 2018, the largest declines in individual property values were attributable to Walnut Hill Medical Center and Bay Area Regional Medical Center.

(2)	Other Offsets include distributions in excess of earnings.

(3)	Represents a special distribution paid by us on March 16, 2018, in connection with the sale of certain real estate properties between December 2017 and January 2018.
The Company and the Advisor, actively review the Company's portfolio through regular internal and external monitoring procedures and believe they engage the appropriate parties to ensure the best possible outcomes. To the extent that challenges or unforeseen events with specific assets arise, the Company believes it proactively addresses any issues with remedial actions such as negotiating lease modifications, seeking prospective re-tenanting opportunities, or making physical property enhancements. Due to the general risks associated with owning real estate, challenges may occur, however, and the Company seeks to deal with them using what it believes to be the best possible internal and external resources to preserve and maximize stockholder value.
As of June 30, 2018, “early” investors, those who acquired shares of the Company on April 28, 2011 and received all cash distributions, including the $3.00 special distribution, have received cumulative cash distributions of approximately $7.90 per share. The sum of these cumulative distributions and the Estimated Per Share NAV of $5.33 amounts to $13.23 per share. “Later” investors, those who acquired shares of the Company on June 6, 2014, and received all cash distributions, including the $3.00 special distribution, have received cumulative cash distributions of approximately $5.72 per share, and the sum of these cumulative distributions and the estimated value per share of $5.33 amounts to $11.05 per share.

It is important to consider that the Estimated Per Share NAV of $5.33 is simply a snapshot as of a particular date, which can fluctuate over time, including in the event we should purchase and/or sell additional properties, and is not intended to represent the amount that you could expect to receive if you were to sell your shares of common stock now or if we liquidate in the future. Further, the various factors considered by the Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. Subsequent estimates of our NAV per share will be prepared at least annually. For a description of the methodology and assumptions used to determine the Estimated Per Share NAV, please see our Current Report on Form 8-K that we filed with the SEC on October 1, 2018.

If you have any questions, please contact your Financial Advisor or our Investor Relations Department at (888) 292-3178 or by writing to Carter Validus Mission Critical REIT, Inc., c/o DST Systems, Inc., P.O. Box 219731, Kansas City, Missouri 64121-9731.

Sincerely,

Michael A. Seton
Chief Executive Officer and President
Carter Validus Mission Critical REIT, Inc.

Forward-looking Statements
This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2018 and June 30, 2018 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to pay a monthly distribution, the Company’s inability to maximize returns to investors and the Company’s inability to realize a wide variety of future liquidity opportunities. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per share NAV.